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                                                                    John Hancock
                                                                       Preferred
                                                                     Income Fund

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                                                      Dividend Reinvestment Plan





[LOGO] John Hancock

Dear Fellow Shareholder:

Thank you for selecting the John Hancock Preferred Income Fund as a complement to your investment portfolio. The Terms and Conditions of the Dividend Reinvestment Plan as well as the procedures to either continue dividend reinvestment or have your dividends paid in cash are included in this brochure.

The Dividend Reinvestment Plan offers an opportunity to earn compounded yields. Compounding your investment returns over time by reinvesting in shares of the Fund may afford benefits to you not achieved by taking your investment returns in cash. Participants in the Plan benefit from the safekeeping provided by the Plan Agent for all shares purchased on their behalf by the Agent. This service protects against theft or loss of certificates. Recordkeeping is also provided by the Plan Agent for participants. Monthly statements will detail distributions, purchases, prices and total shares held by you and the Plan Agent.

Every shareholder is automatically enrolled in the Dividend Reinvestment Plan. Mellon Bank, N.A. acts as Plan Agent for shareholders in reinvesting all dividends and distributions in additional shares of the Fund for individual accounts. If you would like automatic dividend reinvestment and your shares are held in the name of a nominee (broker, bank or other), please contact your nominee to see if they will participate in the Plan for you. If your nominee can participate in the Plan, your monthly statements will reflect the reinvestment. If your nominee cannot participate in the Plan for you, have your shares re-registered in your name so you may participate.

If you do not wish to participate in the Dividend Reinvestment Plan, please complete and return the withdrawal card or notify the Plan Agent by telephone or by visiting the Plan Agent's Web site at www.melloninvestor.com.

Sincerely,


/s/Maureen R. Ford
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Maureen R. Ford
Chairman and Chief Executive Officer

What is the Dividend Reinvestment Plan?

The Dividend Reinvestment Plan offers shareholders of John Hancock Preferred Income Fund a prompt and simple way to reinvest their dividend and net capital gains distributions in shares of the Fund. The Fund will declare monthly dividends out of net income.

Mellon Bank, N.A. acts as Plan Agent for shareholders in administering the Plan. Certain administrative support will be provided to the Plan Agent by Mellon Investor Services, a registered transfer agent. The complete Terms and Conditions of the Plan appear later in this brochure.

Who can participate in the Plan?

If you own shares in your own name, you will automatically be enrolled in the Plan. If you own shares that are held in the name of a brokerage firm, bank or other nominee, you should instruct your nominee to participate on your behalf. If you wish to participate in the Plan, but your brokerage firm, bank or other nominee is unable to participate on your behalf, you should request it to re-register your shares in your own name, which will enable your participation in the Plan.

The Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by you as representing the total amount registered in your name and held for your account by your nominee.

How does the Plan work?

Every shareholder is automatically enrolled in the Plan. If the Fund declares a dividend or net capital gains distribution payable either in cash or in shares of the Fund, and the market price of shares on the valuation date equals or exceeds the net asset value, the Fund will issue new shares to you at the greater of net asset value or 95% of the current market price. If the market price is lower than net asset value, or if dividends or net capital gains distributions are payable only in cash, then you will receive shares purchased by the Plan Agent on your behalf on the New York Stock Exchange or otherwise on the open market. If the market price exceeds net asset value before the Plan Agent has completed its purchases, the average purchase price may exceed net asset value, resulting in fewer shares being acquired than if the Fund had issued new shares. All reinvestments are in full and fractional shares, carried to four decimal places.

Is there a cost to participate?

There are no brokerage charges for shares issued directly by the Fund. However, whenever shares are purchased on the New York Stock Exchange or otherwise on the open market, each participant will pay a pro rata portion of brokerage commissions. Brokerage charges for purchasing shares through the Plan are expected to be lower than the annual brokerage charges for individual transactions, because the Plan Agent will purchase shares for all participants in blocks, resulting in lower commissions for each individual participant. Brokerage commissions will be deducted from amounts to be invested.

What are the tax implications for participants?

You will receive tax information annually for your personal records and to help you prepare your federal income tax return. The automatic reinvestment of dividends and net capital gains distributions does not relieve you of any income tax which may be payable on dividends or distributions. The amount of the dividend to be reported on Form 1099-DIV should be (1) in the case of shares issued by the Fund, the fair market value of such shares on the dividend payment date and (2) in the case of shares purchased by the Plan Agent in the open market, the amount of cash used to purchase them (including the amount of cash allocable to brokerage commissions paid on such purchases).


Once enrolled in the Plan, may I withdraw from it?

You may withdraw from the Plan at any time by contacting the Plan Agent by telephone, in writing or by visiting the Plan Agent's Web site at www.melloninvestor.com. Your withdrawal will be effective as specified in Paragraph 10 of the Terms and Conditions.

If you withdraw, you will receive without charge, share certificates issued in your name for all full shares; or, if you wish, Mellon Bank, N.A. will sell your shares and send you the proceeds, less a service fee of $5.00 and less brokerage commissions. Mellon Bank, N.A. will convert any fractional shares you hold at the time of your withdrawal to cash at current market price and send you a check for the proceeds.

How do participating shareholders benefit?

You will build holdings in the Fund easily and automatically, at no brokerage cost or at reduced brokerage costs.

You will receive a detailed account statement from Mellon Bank, N.A., your Plan Agent, showing total dividends and distributions, date of investment, shares acquired and price per share, and total shares of record held by you and by the Plan Agent for you. You will receive a proxy for your existing shares as well as the shares purchased for you by the Plan Agent according to the Plan. As long as you participate in the Plan, Mellon Bank, N.A., as your Plan Agent, will hold the shares it has acquired for you in safekeeping, in noncertificated form. This convenience provides added protection against loss, theft or inadvertent destruction of certificates. However, you may request that a certificate representing your full reinvested shares be issued to you.

Whom should I contact for additional information?

If you hold shares in your own name, you may address all notices, correspondence, questions or other communications regarding the Plan to the following:

Telephone
Customer Service (within the U.S. and Canada):
1-800-852-0218

International Telephone Inquiries:
1-201-329-8660

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., ET, Monday through Friday (except holidays).

Internet

You can withdraw from the Plan, obtain information and perform certain transactions on your Fund account online via Investor ServiceDirect. To gain access, you will need a password, which you may establish when you visit the Web site. If you have forgotten your password, call 1-877-978-7778 to have it reset.

To access Investor ServiceDirect, please visit the Mellon Investor Services Web site at www.melloninvestor.com.

In writing

You may also write to the Agent at the following address:

Mellon Bank, N.A.
c/o Mellon Investor Services
P. O. Box 3338
South Hackensack, NJ 07606-1938

Be sure to include your name, address, daytime telephone number, social security or tax I.D. number and a reference to the John Hancock Preferred Income Fund on all correspondence.

If your shares are not held in your name, you should contact your brokerage firm, bank or other nominee for more information and to see if your nominee will participate in the plan on your behalf.

John Hancock Preferred Income Fund and Mellon Bank, N.A. may amend or terminate the Plan. Participants will generally receive written notice at least 90 days before the effective date of any amendment. In the case of termination, participants will receive written notice at least 90 days before the record date for the payment of any dividend or net capital gains distribution by the Fund.

Please study the information and the Terms and Conditions of the Dividend Reinvestment Plan carefully to determine which alternative is best for you. You may also want to review the Dividends and Distributions section of the John Hancock Preferred Income Fund Prospectus or contact the Plan Agent.

Terms and Conditions of the Dividend Reinvestment Plan

1. You, Mellon Bank, N.A., will act as Agent (the OPlan AgentO) for me, and will open an account for me under the Dividend Reinvestment Plan (the OPlanO) in the same name as my present shares are registered, and put the Plan into effect for me as of the first record date for a dividend or capital gains distribution.

2. Whenever John Hancock Preferred Income Fund declares any dividend or capital gains distribution and the market price of the common shares on the payment date for the distribution or dividend payable is equal to or exceeds its net asset value as determined on the payment date, the Fund will issue, and you will receive as my agent, common shares at a value equal to the higher of net asset value or 95% of the market price. The number of additional shares to be credited to my account shall be determined by dividing the equivalent dollar amount of the distribution or dividend payable to me by the higher of net asset value or 95% of the market price.

3. Whenever the Fund declares any dividend or capital gains distribution and the net asset value per share of the common shares exceeds the market price of the common shares on the dividend payment date, or if the Board of Directors declares a dividend payable only in cash, you will, as Plan Agent for me, apply the amount of such dividend or distribution payable to me (less my pro rata share of brokerage commissions incurred with respect to open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of shares for my account. Such purchases will be made on or shortly after the payable date for such dividend or distribution, and in no event later than the day preceding the next ex-dividend date, except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities laws.

4. For all purposes of the Plan: (a) the market price of the Fund's shares on a particular date shall be the last sales price on the New York Stock Exchange on that date, or, if there is no sale on such exchange on that date, then the mean between the closing bid and asked quotations for such shares on such exchange on such date and (b) the net asset value per share of the Fund's shares on a particular date shall be as determined by or on behalf of the Fund.

5. Open-market purchases provided for above may be made on any securities exchange where the Fund's shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as you shall determine. It is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 30 days after the initial date of such purchases as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the Fund's shares acquired for my account. For the purposes of purchases in the open market, you may aggregate my purchases with those of other shareholders of the Fund for whom you similarly act as Plan Agent, and the average price (including brokerage commissions) of all shares purchased by you as Plan Agent shall be the price per share allocable to me in connection therewith.

6. You may hold my shares acquired together with the shares of other shareholders of the Fund acquired pursuant to similar authorizations, in noncertificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my request, you will deliver to me, without charge, a certificate or certificates for the full shares.

7. You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to four decimal places) in a share of the Fund, no certificate for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination, less the pro rata expense of any sale required to make such an adjustment.

8. Any share dividends or split shares distributed by the Fund on shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

9. Your service fee for handling capital gains distributions or income dividends will be paid by the Fund. I will be charged a pro rata share of brokerage commissions on all open market purchases.

10. I may terminate my account under the Plan by notifying you in writing, by telephone or by visiting your Web site. Such termination will be effective immediately if my notice is received by you prior to any dividend or distribution record date; otherwise, such termination will be effective on the first trading day after the payment date for such dividend or distribution, with respect to any subsequent dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, you will cause a certificate or certificates for the full shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct from the proceeds a $5.00 fee plus brokerage commission for this transaction.

11. After terminating my account under the Plan, I may reopen my account at any time by notifying you in writing, by telephone or by visiting your Web site. In such case, you will reopen my account in the same manner as set forth in Paragraph 1 above and will put the Plan into effect for me as of the first record date for a dividend or capital gains distribution after you receive authorization from me.

12. These Terms and Conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Plan Agent under these Terms and Conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these Terms and Conditions. Upon any such appointment of any Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay such successor Agent, for my account, all dividends and distributions payable on shares of the Fund held in my name or under the Plan for retention or application by such successor Plan Agent as provided in these Terms and Conditions.

13. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith or willful misconduct or that of your employees.

14. This agreement shall be governed by the laws of the Commonwealth of Massachusetts.

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John Hancock Preferred Income Fund
Authorization to Withdraw from the Dividend Reinvestment Plan
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This form is for shareholders who hold shares in their own name (registered shareholders). If your shares are held at a brokerage firm, bank or other nominee and your distributions are being reinvested, you must contact that institution to withdraw from the Plan.

                                                             [LOGO] John Hancock

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John Hancock Preferred Income Fund Authorization
to Withdraw from the Dividend Reinvestment Plan

This form is for shareholders who hold shares in their own name (registered shareholders). If your shares are held at a brokerage firm, bank or other nominee and your distributions are being reinvested, you must contact that institution to withdraw from the Plan.

                                                             [LOGO] John Hancock

I hereby authorize Mellon Bank, N.A. to withdraw my account from the Dividend Reinvestment Plan. I elect to receive all future dividends and distributions paid by John Hancock Preferred Income Fund in cash.


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Shareholder Signature                          Date


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Joint Shareholder Signature                    Date

All joint owners must sign exactly as names appear on reverse side.


You should not return this form if you wish to continue to have your dividends and distributions reinvested in additional shares of the John Hancock Preferred Income Fund.

This authorization form, when signed, should be mailed to:

Mellon Bank, N.A.
c/o Mellon Investor Services
P. O. Box 3339
South Hackensack, NJ 07606-1939


P8DRPF 8/02                                                  [LOGO] John Hancock

I hereby authorize Mellon Bank, N.A. to withdraw my account from the Dividend Reinvestment Plan. I elect to receive all future dividends and distributions paid by John Hancock Preferred Income Fund in cash.


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Shareholder Signature                          Date


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Joint Shareholder Signature                    Date

All joint owners must sign exactly as names appear on reverse side.


You should not return this form if you wish to continue to have your dividends and distributions reinvested in additional shares of the John Hancock Preferred Income Fund.

This authorization form, when signed, should be mailed to:

Mellon Bank, N.A.
c/o Mellon Investor Services
P. O. Box 3339
South Hackensack, NJ 07606-1939


P8DRPF 8/02                                                  [LOGO] John Hancock